Exhibit 99.1

NEWS FROM

Media Contact	May 11, 2011
Andy Brimmer, 205-410-2777
Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HEALTHSOUTH AMENDS CREDIT AGREEMENT AND
UPDATES PLAN FOR INITIAL CALL OF 10.75% SENIOR NOTES

BIRMINGHAM, Ala. — HealthSouth Corporation (NYSE:HLS) today announced it has amended its credit agreement and added to it a $100 million term loan. The term loan maturing in 2016 will initially bear interest at a rate of LIBOR plus 2.50 percent. In addition, the current $500 million revolver maturity will be extended to 2016 and the interest rate spread will be reduced by 100 basis points to an initial rate of LIBOR plus 2.50 percent.

The Company now intends to call $335 million of the 10.75% senior notes in June 2011, instead of $285 million previously announced. The approximately $353 million of cash required to fund this call will be funded using the proceeds of the $100 million term loan, approximately $77 million of cash on hand resulting from the $120 million senior notes offering in March 2011, and borrowings under the $500 million revolver. As a result of this transaction and the initial call of the 10.75% senior notes, the Company expects interest expense and amortization of debt discounts and fees  to be approximately $70 million in first half of 2011 and approximately $57 million in the second half of 2011.

The Company intends to file a Form 8-K relating to the amended credit agreement with the Securities and Exchange Commission today. When filed, that Form 8-K will also be available on the Company’s Web site, www.healthsouth.com, in the investor section under SEC filings.

“The favorable conditions in the bank market together with our strong operating performance facilitated this very advantageous amendment to our credit facility,” said Doug Coltharp, Executive Vice President and Chief Financial Officer of HealthSouth. “The amendment lowers the interest run rate on our revolver, lengthens its tenure, and increases our capacity to refinance the 10.75% notes and invest in the accelerated inpatient rehabilitation facility de novo growth strategy.”

About HealthSouth
HealthSouth is the nation’s largest provider of inpatient rehabilitative healthcare services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the nation’s preeminent provider of inpatient rehabilitative healthcare services and can be found on the Web site at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against the Company; significant changes in HealthSouth's management team; HealthSouth's ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; HealthSouth's ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth's labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth's SEC filings and other public announcements, including HealthSouth's Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended March 31, 2011.